EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Knoll, Inc. Amended and Restated 2013 Stock Incentive Plan of Knoll, Inc. of our reports dated March 1, 2013 with respect to the consolidated financial statements and schedule of Knoll, Inc. and the effectiveness of internal control over financial reporting of Knoll, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2012, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania
August 9, 2013